Exhibit 99.3
T-3 ENERGY SERVICES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
T-3 Energy Services, Inc.

We have audited the accompanying consolidated balance sheets of T-3 Energy Services, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of T-3 Energy Services, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2007 the Company changed its method of accounting for income taxes.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), T-3 Energy Services, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 5, 2010 expressed an unqualified opinion thereon.

/s/  Ernst & Young LLP

Houston, Texas
March 5, 2010

T-3 ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands except for share amounts)

	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$11,747	$838
Accounts receivable — trade, net	28,450	47,822
Inventories	53,689	58,422
Deferred income taxes	2,485	5,131
Prepaids and other current assets	7,311	4,585

Total current assets	103,682	116,798

Property and equipment, net	49,353	46,071
Goodwill, net	88,779	87,929
Other intangible assets, net	32,091	33,477
Other assets	5,916	2,837

Total assets	$279,821	$287,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$17,213	$26,331
Accrued expenses and other	14,359	19,274
Current maturities of long-term debt	—	5

Total current liabilities	31,572	45,610

Long-term debt, less current maturities	—	18,753
Other long-term liabilities	1,144	1,628
Deferred income taxes	8,009	10,026

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 13,038,143 and 12,547,458 shares issued and outstanding at December 31, 2009 and 2008	13	13
Warrants, 10,157 issued and outstanding at December 31, 2009 and 2008	20	20
Additional paid-in capital	181,115	171,042
Retained earnings	56,201	40,036
Accumulated other comprehensive income (loss)	1,747	(16)

Total stockholders’ equity	239,096	211,095

Total liabilities and stockholders’ equity	$279,821	$287,112

The accompanying notes are an integral part of these consolidated financial statements.

T-3 ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	Year Ended December 31,
	2009	2008	2007

Revenues:
Products	$186,075	$241,328	$176,579
Services	32,386	44,001	40,855

	218,461	285,329	217,434
Cost of revenues:
Products	119,896	148,667	112,566
Services	18,986	25,784	24,890

	138,882	174,451	137,456

Gross profit	79,579	110,878	79,978

Operating Expenses:
Impairment of goodwill	—	23,500	—
Selling, general and administrative expenses	58,239	58,318	39,217

	58,239	81,818	39,217

Equity in earnings of unconsolidated affiliates	1,157	115	638

Income from operations	22,497	29,175	41,399

Interest expense	(830)	(2,357)	(1,231)

Interest income	24	148	876

Other income, net	1,612	453	350

Income from continuing operations before provision for income taxes	23,303	27,419	41,394

Provision for income taxes	7,138	14,374	14,887

Income from continuing operations	16,165	13,045	26,507

Loss from discontinued operations, net of tax	—	(48)	(1,257)

Net income	$16,165	$12,997	$25,250

Basic earnings (loss) per common share:
Continuing operations	$1.27	$1.05	$2.26
Discontinued operations	—	—	(0.11)

Net income per common share	$1.27	$1.05	$2.15

Diluted earnings (loss) per common share:
Continuing operations	$1.26	$1.02	$2.19
Discontinued operations	—	—	(0.11)

Net income per common share	$1.26	$1.02	$2.08

Weighted average common shares outstanding:
Basic	12,711	12,457	11,726

Diluted	12,806	12,812	12,114

The accompanying notes are an integral part of these consolidated financial statements.

T-3 ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Year Ended December 31, 2009, 2008 and 2007
(In thousands)

							Accumulated
					Additional		Other	Total
	Common Stock		Warrants		Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Warrants	Amount	Capital	Earnings	Income	Equity

Balance, December 31, 2006	10,762	$11	328	$644	$126,054	$2,672	$779	$130,160

Comprehensive income:
Net income	—	—	—	—	—	25,250	—	25,250
Foreign currency translation adjustment	—	—	—	—	—	—	2,346	2,346

Comprehensive income	—	—	—	—	—	25,250	2,346	27,596
Issuance of stock from Public Offering	1,000	1	—	—	22,156	—	—	22,157
Issuance of restricted stock	12	—	—	—	—	—	—	—
Issuance of stock from exercise of stock options	231	—	—	—	2,348	—	—	2,348
Issuance of stock from exercise of warrants	315	—	(315)	(618)	4,646	—	—	4,028
Tax benefit from exercise of stock options	—	—	—	—	2,019	—	—	2,019
Employee stock-based compensation	—	—	—	—	3,223	—	—	3,223
Cumulative effect of change in accounting principle	—	—	—	—	—	(883)	—	(883)

Balance, December 31, 2007	12,320	$12	13	$26	$160,446	$27,039	$3,125	$190,648

Comprehensive income:
Net income	—	—	—	—	—	12,997	—	12,997
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	(3,141)	(3,141)

Comprehensive income	—	—	—	—	—	12,997	(3,141)	9,856
Issuance of restricted stock	19	—	—	—	—	—	—	—
Issuance of stock from exercise of stock options	205	1	—	—	3,210	—	—	3,211
Issuance of stock from exercise of warrants	3	—	(3)	(6)	44	—	—	38
Tax benefit from exercise of stock options and vesting of restricted stock	—	—	—	—	1,820	—	—	1,820
Employee stock-based compensation	—	—	—	—	5,522	—	—	5,522

Balance, December 31, 2008	12,547	$13	10	$20	$171,042	$40,036	$(16)	$211,095

Comprehensive income:
Net income	—	—	—	—	—	16,165	—	16,165
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	1,763	1,763

Comprehensive income	—	—	—	—	—	16,165	1,763	17,928
Issuance of restricted stock, net of forfeitures	123	—	—	—	—	—	—	—
Issuance of stock from exercise of stock options	368	—	—	—	3,861	—	—	3,861
Deferred tax adjustment related principally to the expiration of unexercised stock options		—			(1,106)	—	—	(1,106)
Tax benefit from exercise of stock options and vesting of restricted stock	—	—	—	—	558	—	—	558
Employee stock-based compensation	—	—	—	—	6,760	—	—	6,760

Balance, December 31, 2009	13,038	$13	10	$20	$181,115	$56,201	$1,747	$239,096

The accompanying notes are an integral part of these consolidated financial statements.

T-3 ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2009	2008	2007

Cash flows from operating activities:
Net income	$16,165	$12,997	$25,250
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	48	1,257
Bad debt expense	488	384	151
Depreciation and amortization	8,932	8,349	4,971
Amortization and/or write-off of deferred loan costs	228	212	277
Loss (gain) on sale of assets	65	(26)	12
Deferred taxes	(585)	(2,900)	(732)
Employee stock-based compensation expense	6,753	5,529	3,223
Excess tax benefits from stock-based compensation	(558)	(1,820)	(2,019)
Equity in earnings of unconsolidated affiliate	(1,157)	(115)	(638)
Write-off of inventory and property and equipment, net	1,119	416	177
Impairment of goodwill	—	23,500	—
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable — trade	21,128	(4,247)	(6,026)
Inventories	6,109	(12,174)	(9,092)
Prepaids and other current assets	(2,695)	896	229
Other assets	(103)	(414)	(136)
Accounts payable — trade	(10,933)	5,714	497
Accrued expenses and other	(5,098)	6,789	(3,430)

Net cash provided by operating activities	39,858	43,138	13,971

Cash flows from investing activities:
Purchases of property and equipment	(6,230)	(11,300)	(7,045)
Proceeds from sales of property and equipment	195	94	101
Cash paid for acquisitions, net of cash acquired	(7,474)	(2,732)	(90,893)
Equity investments in unconsolidated affiliates	(2,039)	—	(467)
Collections on notes receivable	31	15	—

Net cash used in investing activities	(15,517)	(13,923)	(98,304)

Cash flows from financing activities:
Net borrowings (repayments) under swing line credit facility	(750)	(2,665)	3,330
Borrowings under revolving credit facility	19,000	5,000	58,000
Repayments under revolving credit facility	(37,000)	(45,000)	—
Payments on long-term debt	(113)	(97)	(68)
Debt financing costs	—	(78)	(1,062)
Proceeds from exercise of stock options	3,861	3,211	2,348
Net proceeds from issuance of common stock	—	—	22,157
Proceeds from exercise of warrants	—	38	4,028
Excess tax benefits from stock-based compensation	558	1,820	2,019

Net cash provided by (used in) financing activities	(14,444)	(37,771)	90,752

Effect of exchange rate changes on cash and cash equivalents	1,012	(34)	(81)

Cash flows of discontinued operations:
Operating cash flows	—	(94)	(209)

Net cash used in discontinued operations	—	(94)	(209)

Net increase (decrease) in cash and cash equivalents	10,909	(8,684)	6,129
Cash and cash equivalents, beginning of year	838	9,522	3,393

Cash and cash equivalents, end of year	$11,747	$838	$9,522

The accompanying notes are an integral part of these consolidated financial statements.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of T-3 Energy Services, Inc., and its wholly owned subsidiaries (the “Company”). The Company accounts for its 50% investments in its unconsolidated Mexico and Dubai affiliates under the equity method of accounting. The Company has eliminated all significant intercompany accounts and transactions in consolidation.

Reclassifications

The Company has made certain reclassifications to conform prior year financial information to the current period presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2009 and 2008, there were no cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, accrued expenses and long-term debt. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate their respective fair values because of the short maturities of those instruments. The Company’s long-term debt consists of its revolving credit facility. The December 31, 2008 carrying value of the revolving credit facility approximates fair value because of its variable short-term interest rates.

Accounts Receivable and Allowance for Uncollectible Accounts

The Company states accounts receivable at the historical carrying amount, net of allowances for uncollectible accounts. The Company establishes an allowance for uncollectible accounts based on specific customer collection issues the Company has identified. The Company writes off uncollectible accounts receivable upon reaching a settlement for an amount less than the outstanding historical balance or when the Company has determined the balance will not be collected. The below table presents the Company’s allowance for uncollectible accounts (dollars in thousands):

	December 31,	December 31,	December 31,
	2009	2008	2007

Balance at beginning of year	$351	$285	$294
Charged to expense	488	384	182
Write-offs	(709)	(318)	(191)

Balance at end of year	$130	$351	$285

Major Customers and Credit Risk

Substantially all of the Company’s customers are engaged in the energy industry. This concentration of customers may impact the Company’s overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs credit evaluations of its customers and does not generally require collateral in support of its domestic trade receivables. The Company may require collateral to support its international customer receivables. However, most of the Company’s international sales are to large international or national companies for which the

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company may not require collateral. In 2009, 2008 and 2007, there was no individual customer who accounted for 10% or greater of consolidated revenues.

Inventories

The Company states inventories at the lower of cost or market. Cost includes, where applicable, manufacturing labor and overhead. The Company used the first-in, first-out method to determine the cost of substantially all of the inventories at December 31, 2009 and 2008. Inventories consist of the following (dollars in thousands):

	December 31,	December 31,
	2009	2008

Raw materials	$5,304	$8,063
Work in process	11,891	14,680
Finished goods and component parts	36,494	35,679

	$53,689	$58,422

The Company regularly reviews inventory quantities on hand and records a provision for excess and slow moving inventory. The Company bases this analysis primarily on the length of time the item has remained in inventory and management’s consideration of current and expected market conditions. During 2009, 2008 and 2007, the Company recorded $2,459,000, $1,950,000 and $1,026,000 in charges to earnings to write down the recorded cost of inventory to its estimated recoverable value.

Prepaids and Other Current Assets

Prepaids and other current assets consist of the following (dollars in thousands):

	December 31,	December 31,
	2009	2008

Vendor deposits	$619	$1,198
Prepaid insurance	2,314	2,127
Federal tax deposits	1,302	—
State tax deposits	1,275	—
Other current assets	1,801	1,260

	$7,311	$4,585

Property and Equipment

The Company states property and equipment at cost less accumulated depreciation. For property and equipment acquired as a result of business combinations (see Note 2), cost is determined based upon fair values as of the acquisition dates. The Company computes depreciation using the straight-line method over estimated useful lives. The Company capitalizes expenditures for replacements and major improvements and expenses as incurred expenditures for maintenance, repairs and minor replacements. The Company amortizes leasehold improvements over the lesser of the estimated useful life or term of the lease.

Long-Lived Assets

Long-lived assets include property, plant and equipment and definite-lived intangibles. The Company makes judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods, useful lives and the valuation of acquired definite-lived intangibles. The Company tests for the impairment of long-lived assets upon the occurrence of a triggering event. For long-lived assets to be held and used, the Company bases its evaluation on impairment indicators such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements and other

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate the carrying amount of the asset may not be recoverable, the Company determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of the asset at the lowest level for which identifiable cash flows exist. The undiscounted cash flow analysis consists of estimating the future cash flows that are directly associated with and expected to arise from the use and eventual disposition of the asset over its remaining useful life. These cash flows are inherently subjective and require significant estimates based upon historical experience and future expectations reflected in the Company’s budgets and internal projections. If the undiscounted cash flows do not exceed the carrying value of the long-lived asset, impairment has occurred, and the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset. The Company measures the fair value of the asset using quoted market prices or, in the absence of quoted market prices, upon an estimate of discounted cash flows. The Company generally discounts cash flows at an interest rate commensurate with a weighted average cost of capital for a similar asset. The Company has assessed the current market conditions and has concluded, at the present time, that a triggering event has not occurred that requires an impairment analysis of long-lived assets. The Company will continue to monitor for events or conditions that could change this assessment. For the years ended December 31, 2009, 2008 and 2007, no significant impairment charges were recorded for assets of continuing operations.

Goodwill

The Company tests for the impairment of goodwill on at least an annual basis. Beginning in 2009, the Company performs its annual test of impairment of goodwill as of October 1. The Company’s goodwill impairment test involves a comparison of the fair value of each of the Company’s reporting units with its carrying amount. The fair value is determined using discounted cash flows and other market-related valuation models, including earnings multiples of comparable publicly traded companies and recent acquisition transactions within the Company’s industry. Certain estimates and judgments, including future earnings and cash flow levels, future interest rates and future stock market valuation levels, are required in the application of the fair value models. If the fair value of the reporting unit is less than the carrying value, the goodwill for the reporting unit is further evaluated for impairment. The amount of the impairment, if any, is then determined based on an allocation of the reporting unit fair values. For the years ended December 31, 2009 and 2007, no impairment occurred for goodwill of continuing operations. For the year ended December 31, 2008, the Company recognized a goodwill impairment of $23.5 million related to its pressure and flow control reporting unit. See footnote 4 for further discussion of the Company’s 2008 goodwill impairment. Should the Company’s estimate of the fair value of any of its reporting units decline in future periods, due to deterioration in global economic conditions, changes in the Company’s outlook for future profits and cash flows, reductions in the market price of the Company’s stock, increased costs of capital, reductions in valuations of other public companies within the Company’s industry or valuations observed in acquisition transactions within the Company’s industry, future impairment of goodwill could be required.

Other Intangible Assets

Other intangible assets include non-compete agreements, customer lists, patents and technology and other similar items. The Company assigns useful lives to its intangible assets based on the periods over which it expects the assets to contribute directly or indirectly to the future cash flows of the Company. The Company makes judgments and estimates in conjunction with determining the fair value and useful lives of these intangible assets. The Company’s estimates require assumptions about demand for the Company’s products and services, future market conditions and technological developments. The estimates are dependent upon assumptions regarding oil and gas prices, the general outlook for economic growth, available financing for the Company’s customers, political stability in major oil and gas producing areas, and the potential obsolescence of various types of equipment the Company sells, among other factors. If the Company’s assumptions regarding these factors change, the Company may be required to recognize an asset impairment or modify the amortization period with respect to the intangible assets impacted by the assumption changes.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Loan Costs

The Company incurred deferred loan costs in connection with the arrangement of the Company’s senior credit facility (see Note 7). Net deferred loan costs of $0.7 million and $0.9 million are included in Other Assets on the December 31, 2009 and 2008 balance sheets. The Company amortizes deferred loan costs over the term of the senior credit facility, which is five years. Accumulated amortization was $0.5 million and $0.3 million at December 31, 2009 and 2008. Amortization of deferred loan costs for the years ended December 31, 2009, 2008 and 2007, which the Company classifies as interest expense, was $0.2 million for each of these years. Accumulated amortization and interest expense also included the write-off of deferred loan costs of $0.05 million for the year ended December 31, 2007. This write-off of deferred loan costs related to the Company amending and restating its senior credit facility in October 2007.

Self-Insurance

The Company is self-insured up to certain levels for its group medical coverage. The Company insures for amounts in excess of the self-insured levels, up to a limit. The Company estimates liabilities associated with these risks by considering historical claims experience. Although management believes adequate reserves have been provided for expected liabilities arising from the Company’s self-insured obligations, there is a risk that the Company’s insurance may not be sufficient to cover any particular loss or that its insurance may not cover all losses. For example, while the Company maintains product liability insurance, this type of insurance is limited in coverage, and it is possible an adverse claim could arise in excess of the Company’s coverage. Finally, insurance rates have in the past been subject to wide fluctuation. Changes in coverage, insurance markets and the industry may result in increases in the Company’s cost and higher deductibles and retentions.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income taxes based upon the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect upon recovery or settlement of the underlying assets or liabilities.

The Company records a valuation allowance in each reporting period when management believes that it is more likely than not that it will not realize any deferred tax asset created. Management will continue to evaluate the appropriateness of the allowance in the future based upon the operating results of the Company, among other factors. The Company does not record deferred tax assets for the excess of the tax basis over the book basis for its equity investments in corporate joint ventures.

In June 2006, new accounting principles were issued which clarified the accounting for uncertainty in income taxes recognized. The Company adopted these principles on January 1, 2007, as required. The Company recorded the cumulative effect of adopting these principles in retained earnings and other accounts as applicable.

In accounting for income taxes, the Company estimates a liability for future income taxes. The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. If the Company ultimately determines that payment of these amounts is unnecessary, the Company reverses the liability and recognizes a tax benefit during the period in which it determines that the liability is no longer necessary. The Company records an additional charge in its provision for taxes in the period in which it determines that the recorded tax liability is less than it expects the ultimate assessment to be.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contingencies

The Company records an estimated loss from a loss contingency when information available prior to the issuance of its financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as environmental, legal and income tax matters requires the Company to use its judgment. While the Company believes that its accruals for these matters are adequate, the actual loss from a loss contingency could be significantly different than the estimated loss, resulting in an adverse effect on the results of operations and financial position of the Company.

Revenue Recognition

The Company sells its products and services based upon purchase orders or contracts with the customer that include fixed or determinable prices and that do not include right of return or other similar provisions or other significant post delivery obligations. The Company records revenue when all of the following criteria have been met: evidence of an arrangement exists; delivery to and acceptance by the customer has occurred; the price to the customer is fixed or determinable; and collectability is reasonably assured. Upon the performance of a service, the Company recognizes revenue in accordance with the related contract provisions. The Company defers and recognizes customer advances or deposits as revenue when the Company has completed all of its performance obligations related to the sale. The amounts billed for shipping and handling costs are included in revenue and the related costs are included in costs of sales.

Foreign Currency Translation

The functional currency for the Company’s Indian operations and its Dubai affiliate is the United States dollar. The functional currency for the Company’s Canadian operations and its Mexico affiliate is their respective local currency. The Company maintains the accounting records for all of its international subsidiaries in local currencies.

The Company translates the results of operations for foreign subsidiaries with functional currencies other than the United States dollar using average exchange rates during the period. The Company translates assets and liabilities of these foreign subsidiaries using the exchange rates in effect at the balance sheet dates, and the resulting translation adjustments are included as Accumulated Other Comprehensive Income, a component of stockholders’ equity.

For the Company’s non-U.S. subsidiaries where the functional currency is the United States dollar, the Company translates inventories, property, plant and equipment and other non-monetary assets and liabilities, together with their related elements of revenue and expense, at historical rates of exchange. The Company translates monetary assets and liabilities at current exchange rates. The Company translates all other revenues and expenses at average exchange rates. The Company recognizes translation gains and losses for these subsidiaries in the Company’s results of operations during the period incurred. The Company reflects the gain or loss related to individual foreign currency transactions in results of operations when incurred.

Stock-Based Compensation

The Company incurs stock-based compensation expense related to its share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted to employees on the date of grant. The Company uses the grant date closing price of the Company’s stock to determine the fair value of restricted stock awards. The Company amortizes to selling, general and administrative expense, on a straight-line basis over the vesting period, the fair value of options and restricted stock awards. The Company has recorded an estimate for forfeitures of awards of stock options and restricted stock. The Company adjusts this estimate if actual forfeitures differ from the estimate.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Flows

Supplemental disclosures of cash flow information is presented in the following table (dollars in thousands):

	Year Ended December 31,
	2009	2008	2007

Cash paid during the period for:
Interest	$641	$2,408	$527
Income taxes	12,254	14,277	11,373

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

New Accounting Pronouncements

In September 2006, new accounting principles were issued that define fair value, establish a framework for measuring fair value under generally accepted accounting principles, and expand disclosures about fair value measurements. The Company adopted these principles on January 1, 2008. The adoption of the new principles did not have any impact on the Company’s consolidated financial position, results of operations and cash flows. On January 1, 2009, these new principles became effective on a prospective basis for non-financial assets and liabilities for which companies do not measure fair value on a recurring basis. The application of the new principles to the Company’s non-financial assets and liabilities will primarily relate to assets acquired and liabilities assumed in business combinations and asset impairments, including goodwill and long-lived assets occurring subsequent to the effective date. The initial application of the new principles did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows, nor does the Company expect the impact in future periods to be material.

In December 2007, new accounting principles were issued that change the requirements for an acquirer’s recognition and measurement of the assets acquired and the liabilities assumed in a business combination. These new principles became effective for annual periods beginning after December 15, 2008, with prospective application for all business combinations entered into after the date of adoption. The Company adopted these new principles on January 1, 2009. Due to the adoption of these new principles during the first quarter of 2009, approximately $125,000 of transaction costs were expensed that, prior to the issuance of these new principles, would have been capitalized. The effect of this adoption for periods beyond the first quarter of 2009 will be dependent upon acquisitions at that time and therefore is not currently estimable. Management does not expect the provisions of these new principles that modify the income statement recognition associated with changes to deferred tax valuation allowances and tax uncertainties established in connection with prior business combinations to have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In May 2009, new accounting principles were issued that establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. These new principles became effective for interim and annual periods ending after June 15, 2009 and set forth the period after the balance sheet date during which management of the Company should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which the Company should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that the Company should make about events or transactions that occurred

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

after the balance sheet date. The Company adopted these new principles on June 30, 2009. The adoption of these new principles did not have any impact on the Company’s consolidated financial position, results of operations and cash flows.

2.	BUSINESS COMBINATIONS AND DISPOSITIONS:

Business Combinations

On March 4, 2009, the Company purchased the assets of the surface wellhead business of Azura Energy Systems Surface, Inc. (“Azura”) for $8.1 million in cash (subject to a customary working capital adjustment) plus the assumption of accounts payable and other liabilities. During the third quarter of 2009, the Company finalized the working capital adjustment and subsequently adjusted the purchase amount to $7.4 million. This business, which has been consolidated with the Company’s current wellhead business, provides additional geographic locations in key markets such as the Marcellus and Barnett Shales. The Company funded the purchase of these assets from its working capital and the use of its senior credit facility.

On May 29, 2008, the Company exercised its option to purchase certain fixed assets and inventory of HP&T Products, Inc. in India (“HP&T India”) at their estimated fair value of $0.4 million. During the first quarter of 2009, the Company made a further payment of $0.1 million based on the final fair market valuation of the fixed assets and inventory. The Company funded the purchase of these assets from the Company’s working capital and the use of its senior credit facility.

On January 24, 2008, the Company completed the purchase of Pinnacle Wellhead, Inc. (“Pinnacle”) for approximately $2.3 million, net of cash acquired. Pinnacle is located in Oklahoma City, Oklahoma and has been in business for over twenty years as a service provider that assembles, tests, installs and performs repairs on wellhead production products, primarily in Oklahoma. The Company funded this acquisition from the Company’s working capital and the use of its senior credit facility.

On October 30, 2007, the Company completed the purchases of all of the outstanding stock of Energy Equipment Corporation (“EEC”), and HP&T Products, Inc. (“HP&T”), for approximately $72.3 million and $25.9 million. EEC manufactures valves, chokes, control panels, and their associated parts for sub-sea applications, extreme temperatures, and highly corrosive environments. HP&T designs gate valves, manifolds, chokes and other products. The acquisitions of EEC and HP&T demonstrate the Company’s commitment to developing engineered products for both surface and subsea applications. These acquisitions evolve from the Company’s growth strategy focused on improving its geographic presence and enhancing its product mix through complementary patented product additions. The Company funded these acquisitions from the Company’s working capital and the use of its senior credit facility.

The acquisitions discussed above were accounted for using the purchase method of accounting. Results of operations for the above acquisitions are included in the accompanying consolidated financial statements since the dates of acquisition. The Company allocated the purchase prices to the net assets acquired based upon their estimated fair values at the dates of acquisition. The Company recorded as goodwill the excess of the purchase price over the net assets acquired. The Company considers the balances included in the consolidated balance sheet at December 31, 2009 related to the EEC, HP&T, Pinnacle and HP&T India acquisitions to be final. The Company considers the balances included in the consolidated balance sheet at December 31, 2009 related to the Azura acquisition to be based on preliminary information and subject to change when final asset valuations are determined and the potential for liabilities has been evaluated. The Azura acquisition is not material to the Company’s consolidated financial statements, and therefore a preliminary purchase price allocation is not presented.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following schedule summarizes investing activities related to the Company’s acquisitions presented in the consolidated statements of cash flows for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	2009	2008	2007

Fair value of tangible and intangible assets, net of cash acquired	$8,865	$2,801	$68,811
Goodwill recorded	—	758	40,756
Total liabilities assumed	(1,391)	(827)	(18,674)
Common stock issued	—	—	—

Cash paid for acquisitions, net of cash acquired	$7,474	$2,732	$90,893

The acquisitions of HP&T, Pinnacle, HP&T India and Azura were not material to the Company’s consolidated financial statements, and therefore the Company does not present pro forma information. The following presents the consolidated financial information for the Company on a pro forma basis assuming the acquisition of EEC had occurred as of January 1, 2007. The Company has adjusted historical financial information to give effect to pro forma items that are directly attributable to the acquisition and expected to have a continuing impact on the consolidated results. These items include adjustments to record the incremental amortization and depreciation expense related to the increase in fair value of the acquired assets, interest expense related to the borrowing under the Company’s senior credit facility and to reclassify certain items to conform to the Company’s financial reporting presentation.

Year Ended
December 31, 2007
(In thousands, except
per share amounts)
(Unaudited)

Revenues	$271,921
Income from continuing operations	$27,137
Basic Earnings per share from continuing operations	$2.31
Diluted Earnings per share from continuing operations	$2.24

Included in the pro forma results above for the year ended December 31, 2007 are retention bonuses paid to EEC employees by the former owners, totaling $3.7 million, net of tax, or $0.31 per diluted share, amortization expense for intangibles created as part of the purchase of EEC, totaling $0.8 million, net of tax, or $0.07 per diluted share and interest expense of $1.7 million, net of tax, or $0.14 per diluted share.

Dispositions

During 2004 and 2005, the Company sold substantially all of the assets of its products and distribution segments. The assets of the products and distribution segments sold constituted businesses and thus the Company reported their results of operations as discontinued operations. The Company now operates under the one remaining historical reporting segment, pressure control. Accordingly, all historical segment results reflect this operating structure.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating results of discontinued operations are as follows (dollars in thousands):

	Year Ended December 31,
	2009	2008	2007

Revenues	$—	$—	$—
Costs of revenues	—	—	—

Gross profit	—	—	—

Impairment charges	—	—	—
Operating expenses	—	46	1,928

Operating loss	—	(46)	(1,928)
Interest expense	—	21	—
Other (income) expense	—	—	(2)

Loss before benefit for income taxes	—	(67)	(1,930)
Benefit for income taxes	—	(19)	(673)

Loss from discontinued operations	$—	$(48)	$(1,257)

The Company had no income or loss from discontinued operations in 2009. The loss incurred in 2008 is primarily attributable to the results of a state sales tax audit against one of the Company’s discontinued businesses. The loss incurred in 2007 is primarily attributable to a jury verdict during 2007 against one of the Company’s discontinued businesses.

3.	PROPERTY AND EQUIPMENT:

A summary of property and equipment and the estimated useful lives is as follows (dollars in thousands):

	Estimated	December 31,	December 31,
	Useful Life	2009	2008

Land	—	$951	$901
Buildings and improvements	3-40 years	14,454	13,465
Machinery and equipment	3-15 years	44,928	37,882
Vehicles	5-10 years	1,092	948
Furniture and fixtures	3-10 years	1,330	1,249
Computer equipment	3-7 years	6,140	5,200
Construction in progress	—	3,959	4,571

		72,854	64,216
Less — Accumulated depreciation		(23,501)	(18,145)

Property and equipment, net		$49,353	$46,071

Depreciation expense for the years ended December 31, 2009, 2008 and 2007, was $6,258,000, $5,130,000 and $3,892,000. Included in computer equipment costs are capitalized computer software development costs of $1,837,000 and $1,468,000 at December 31, 2009 and 2008. Depreciation expense related to capitalized computer software development costs was $300,000, $240,000 and $182,000 for the years ended December 31, 2009, 2008 and 2007 and is included in depreciation expense above.

4.	GOODWILL:

Goodwill represents the excess of the cost over the net tangible and identifiable intangible assets of acquired businesses. The Company records identifiable intangible assets acquired in business combinations based upon fair value at the date of acquisition.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company tests for the impairment of goodwill on at least an annual basis. Starting in 2009, the Company’s performs its annual test of impairment of goodwill as of October 1. The test for goodwill impairment is a two-step approach. The first step is to compare the estimated fair value of any reporting units within the Company that have recorded goodwill with the recorded net book value (including the goodwill) of the reporting unit. If the estimated fair value of the reporting unit is higher than the recorded net book value, no impairment is deemed to exist and no further testing is required. If, however, the estimated fair value of the reporting unit is below the recorded net book value, then the Company must perform a second step to determine the goodwill impairment required, if any. In this second step, the Company uses the estimated fair value from the first step as the purchase price in a hypothetical acquisition of the reporting unit. The Company follows business combination accounting rules to determine a hypothetical purchase price allocation to the reporting unit’s assets and liabilities. The Company then compares the residual amount of goodwill that results from this hypothetical purchase price allocation to the recorded amount of goodwill for the reporting unit, and the recorded amount is written down to the hypothetical amount, if lower.

Generally accepted accounting principles in the United States define a reporting unit as an operating segment or one level below an operating segment (referred to as a component), and states that two or more components of an operating segment shall be aggregated and deemed a single reporting unit if the components have similar economic characteristics. Management evaluates the operating results of its pressure control reporting segment based upon its three product lines: pressure and flow control, wellhead and pipeline. The Company’s operating segments of pressure and flow control, wellhead and pipeline have been aggregated into one reporting segment as the operating segments have the following commonalities: economic characteristics, nature of the products and services, type or class of customer, and methods used to distribute their products and provide services. The Company has determined that its three operating segments, for purposes of the goodwill impairment test, constitute its reporting units.

The Company estimates the fair value of its reporting units using discounted cash flows and earnings multiples of comparable publicly traded companies and recent acquisition transactions within the Company’s industry. The key discounted cash flow assumptions used to determine the fair value of the Company’s reporting units as of October 1, 2009 included: a) cash flow periods of 5 years, b) terminal values calculated at 6.5 times the terminal year EBITDA and c) a discount rate of 15.83%.

Because quoted market prices for the Company’s individual operating segments was not available, management must apply judgment in determining the estimated fair value of its reporting units for purposes of performing the annual goodwill impairment test. Management uses all available information to make these fair value determinations, including the discounting of reporting units’ projected cash flow and publicly traded company multiples. A key component of these fair value determinations is an assessment of the fair value using discounted cash flows and other market-related valuation models in relation to the Company’s market capitalization.

The accounting principles regarding goodwill acknowledge that the observed market prices of individual trades of a Company’s stock (and thus its computed market capitalization) may not be representative of the fair value of the Company as a whole. Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity. Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity’s individual common stock. In most industries, including the Company’s, an acquiring entity typically is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less than a controlling interest. Therefore, the Company compares the above fair value calculations using discounted cash flows and other market-related valuation models to market capitalization plus a control premium.

For the year ended December 31, 2009, the Company has determined no impairment of its pressure and flow control, wellhead and pipeline reporting units exist; however, should the Company’s estimate of the fair value of any of its reporting units decline in future periods, due to deterioration in global economic conditions, changes in the Company’s outlook for future profits and cash flows, reductions in the market price of the Company’s stock,

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

increased costs of capital, reductions in valuations of other public companies within the Company’s industry or valuations observed in acquisition transactions within the Company’s industry, an impairment of goodwill could be required. At October 1, 2009, goodwill by reporting unit was $71.4 million, $13.6 million and $3.6 million for the pressure and flow control, wellhead and pipeline reporting units. At October 1, 2009, the estimated fair value of the pressure and flow control, wellhead and pipeline reporting units exceeded the recorded net book value of these reporting units by 44%, 61% and 50%. The Company will continue to test on a consistent measurement date unless events occur or circumstances change between annual impairment tests that would more likely than not reduce fair value of a reporting unit below its carrying value.

At December 31, 2008, the Company completed the annual impairment test. The Company’s calculations indicated the fair values of the wellhead and pipeline reporting units exceeded their net book values and, accordingly, goodwill was not considered to be impaired. However, due to a number of factors, including the then-existing current global economic environment, the Company’s current estimate of its customers’ drilling activities, increased costs of capital and the decrease in the Company’s market capitalization, the Company’s calculations for the pressure and flow control reporting unit indicated its net book value exceeded its fair value and, accordingly, goodwill was considered to be impaired. The Company used the estimated fair value of the pressure and flow control reporting unit from the first step as the purchase price in a hypothetical acquisition of the reporting unit. The significant hypothetical purchase price allocation adjustments made to the assets and liabilities of the pressure and flow control reporting unit for this calculation were in the following areas: (1) adjusting the carrying value of property, plant and equipment to their estimated aggregate fair values; (2) adjusting the carrying value of other intangible assets to their estimated aggregate fair values; and (3) recalculating deferred income taxes, after considering the likely tax basis a hypothetical buyer would have in the assets and liabilities. Based on this analysis, it was determined that $23.5 million of goodwill impairment existed for the pressure and flow control group. The Company recorded this impairment in operating expenses in the consolidated statement of operations for the year ended December 31, 2008. This non-cash charge did not impact the Company’s liquidity position, debt covenants or cash flows.

The changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 are as follows (in thousands):

Balance, December 31, 2007	$112,249
Impairment of goodwill	(23,500)
Acquisition of Pinnacle	758
Adjustments	(1,578)

Balance, December 31, 2008	$87,929
Adjustments	850

Balance, December 31, 2009	$88,779

During 2009, the Company increased goodwill by $0.9 million as a result of foreign currency translation adjustments. During 2008, the Company decreased goodwill by $24.3 million, primarily as a result of goodwill impairment of $23.5 million, a $1.6 million decrease in goodwill as a result of foreign currency translation adjustments and a $0.3 million decrease related to a tax adjustment. Partially offsetting these decreases were increases of $0.8 million and $0.3 million related to the acquisitions of Pinnacle and EEC.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	OTHER INTANGIBLE ASSETS:

Other intangible assets include non-compete agreements, customer lists, patents and technology and other similar items, as described below (in thousands):

	December 31,	December 31,
	2009	2008

Covenants not to compete	$5,365	$5,226
Customer lists	12,719	12,588
Patents and technology	22,646	22,538
Other intangible assets	2,399	1,223

	43,129	41,575
Less: Accumulated amortization	(11,038)	(8,098)

	$32,091	$33,477

During 2009, the Company allocated value to the intangible assets acquired in the Azura acquisition. The Company allocated $1,165,000 to other intangible assets, and will amortize these assets over a period of 10 years.

During 2008, the Company allocated value to the intangible assets acquired in the Pinnacle acquisition. The Company allocated $1,486,500 to customer lists, and will amortize these assets over a period of 15 years.

The Company amortizes covenants not to compete on a straight-line basis over the terms of the agreements, which range from one to five years. Accumulated amortization was $4,453,000 and $4,041,000 at December 31, 2009 and 2008. The Company recorded amortization expense of $268,000, $402,000 and $311,000 for the years ended December 31, 2009, 2008 and 2007 as operating expense in the Consolidated Statements of Operations.

The Company acquired customer lists as part of the acquisitions of Oilco, KC Machine, EEC and Pinnacle and recorded these customer lists based upon their fair value at the acquisition dates. The Company amortizes customer lists on a straight-line basis over periods ranging from five to twenty years. Accumulated amortization was $2,429,000 and $1,524,000 at December 31, 2009 and 2008. The Company recorded amortization expense of $794,000, $809,000 and $335,000 for the years ended December 31, 2009, 2008 and 2007 as operating expense in the Consolidated Statements of Operations.

The Company acquired patents and technology primarily as part of the acquisition of HP&T and recorded these patents and technology intangibles based upon their fair value at the acquisition date. The Company amortizes these patents and technology on a straight-line basis over fifteen years. Accumulated amortization was $3,238,000 and $1,759,000 at December 31, 2009 and 2008. The Company recorded amortization expense of $1,479,000, $1,478,000 and $263,000 for the years ended December 31, 2009, 2008 and 2007 as operating expense in the Consolidated Statements of Operations.

The Company acquired other intangible assets primarily as part of the acquisitions of Azura, HP&T and EEC and recorded these other intangible assets based upon their fair value at the acquisition date. The Company amortizes these other intangible assets on a straight-line basis over periods ranging from 8 months to ten years. Accumulated amortization was $918,000 and $774,000 at December 31, 2009 and 2008. The Company recorded amortization expense of $133,000, $530,000 and $170,000 for the years ended December 31, 2009, 2008 and 2007 as operating expense in the Consolidated Statements of Operations.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes estimated aggregate amortization expense for other intangible assets subject to amortization for each of the five succeeding fiscal years (in thousands):

Year ending December 31 —
2010	$2,351
2011	2,249
2012	2,231
2013	2,231
2014	2,231

Excluded from the above amortization expense is $1.3 million of covenants not to compete and patents for which the amortization period has not yet begun.

6.	ACCRUED LIABILITIES:

Accrued liabilities consist of the following (dollars in thousands):

	December 31,	December 31,
	2009	2008

Accrued payroll and related benefits	$5,752	$5,005
Accrued medical costs	895	826
Accrued taxes	1,482	3,106
Customer deposits/unearned revenue	1,961	4,928
Accrued legal	1,810	1,874
Accrued acquisition costs	—	515
Other accrued liabilities	2,459	3,020

	$14,359	$19,274

7.	LONG-TERM DEBT:

Long-term debt from financial institutions consists of the following (dollars in thousands):

	December 31,	December 31,
	2009	2008

Wells Fargo revolver	$—	$18,000
Wells Fargo swing line	—	750
Other Note Payables	—	8

Total	—	18,758
Less — Current maturities of long-term debt	—	(5)

Long-term debt	$—	$18,753

The Company’s senior credit facility provides for a $180 million revolving line of credit, maturing October 26, 2012 that can be increased by up to $70 million (not to exceed a total commitment of $250 million) with the approval of the senior lenders. The senior credit facility consists of a U.S. revolving credit facility that includes a swing line subfacility and a letter of credit subfacility up to $25 million and $50 million. The senior credit facility also provides for a separate Canadian revolving credit facility, which includes a swing line subfacility of up to U.S. $5 million and a letter of credit subfacility of up to U.S. $5 million. The revolving credit facility matures on the same date as the senior credit facility and is subject to the same covenants and restrictions. As of December 31, 2009, the Company had no outstanding borrowings under its senior credit facility or Canadian revolving credit facility. However, at December 31, 2009, the Company used the senior credit facility for letters of credit of approximately $0.1 million that mature at various dates throughout 2010.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009, the Company’s availability under its senior credit facility was $118.1 million. The Company’s availability in future periods is limited to the lesser of (a) three times the Company’s EBITDA on a trailing-twelve-months basis, which totals $118.2 million at December 31, 2009, less the Company’s outstanding borrowings, standby letters of credits and other debt (as each of these terms are defined under the Company’s senior credit facility) and (b) the amount of additional borrowings that would result in interest payments on all of the Company’s debt that exceed one third of the Company’s EBITDA on a trailing-twelve-months basis.

The Company expects to use the proceeds from any advances made pursuant to the senior credit facility for working capital purposes, for capital expenditures, to fund acquisitions and for general corporate purposes. The applicable interest rate of the senior credit facility is governed by the Company’s leverage ratio and ranges from the Base Rate (as defined in the senior credit facility) to the Base Rate plus 1.25% or LIBOR plus 1.00% to LIBOR plus 2.25%. The Company has the option to choose between Base Rate and LIBOR when borrowing under the revolver portion of its senior credit facility, whereas any borrowings under the swing line portion of the senior credit facility are made using prime. The senior credit facility’s effective interest rate, including amortization of deferred loan costs, was 7.0% during 2009. The effective interest rate, excluding amortization of deferred loan costs, was 5.0% during 2009. The Company is required to prepay the senior credit facility under certain circumstances with the net cash proceeds of certain asset sales, insurance proceeds and equity issuances subject to certain conditions. The senior credit facility also limits the Company’s ability to secure additional forms of debt, with the exception of secured debt (including capital leases) with a principal amount not exceeding 10% of the Company’s net worth at any time. The senior credit facility provides, among other covenants and restrictions, that the Company complies with the following financial covenants: a minimum interest coverage ratio of 3.0 to 1.0, a maximum leverage ratio of 3.0 to 1.0 and a limitation on capital expenditures of no more than 75% of current year EBITDA (as defined under the senior credit facility). As of December 31, 2009, the Company was in compliance with the covenants under the senior credit facility, with an interest coverage ratio of 61.5 to 1.0, a leverage ratio of 0.0 to 1.0, and year-to-date capital expenditures of $6.2 million, which represents 16% of current year EBITDA. Substantially all of the Company’s assets collateralize the senior credit facility.

8.	EARNINGS PER SHARE:

The Company computes basic net income per common share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share is the same as basic but includes dilutive stock options, restricted stock and warrants using the treasury stock method. The following table reconciles the numerators and denominators of the basic and diluted per common share computations for net income for the years ended December 31, 2009, 2008 and 2007, as follows (in thousands except per share data):

	2009	2008	2007

Numerator:
Income from continuing operations	$16,165	$13,045	$26,507
Loss from discontinued operations	—	(48)	(1,257)

Net income	$16,165	$12,997	$25,250

Denominator:
Weighted average common shares outstanding — basic	12,711	12,457	11,726
Shares for dilutive stock options, restricted stock and warrants	95	355	388

Weighted average common shares outstanding — diluted	12,806	12,812	12,114

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2009	2008	2007

Basic earnings (loss) per common share:
Continuing operations	$1.27	$1.05	$2.26
Discontinued operations	—	—	(0.11)

Net income per common share	$1.27	$1.05	$2.15

Diluted earnings (loss) per common share:
Continuing operations	$1.26	$1.02	$2.19
Discontinued operations	—	—	(0.11)

Net income per common share	$1.26	$1.02	$2.08

For 2009, 2008 and 2007, there were 863,836, 492,128 and 208,000 options that were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive. For the year ended December 31, 2008, there were 5,027 shares of restricted stock that were not included in the computation of diluted earnings per share because their inclusion would have been anti-dilutive.

9.	INCOME TAXES:

The components of the provision (benefit) for income taxes for the years ended December 31 are as follows (dollars in thousands):

	2009	2008	2007

Federal —
Current	$7,624	$16,449	$14,163
Deferred	(334)	(2,836)	(229)
State —
Current	111	782	808
Deferred	(53)	7	10
Foreign —
Current	(12)	43	648
Deferred	(198)	(71)	(513)

Provision for income taxes from continuing operations	$7,138	$14,374	$14,887

Benefit for income taxes from discontinued operations	$—	$(19)	$(673)

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the actual tax rate to the statutory U.S. tax rate for the years ended December 31 is as follows (dollars in thousands):

	2009	2008	2007

Income tax expense at the statutory federal rate	$8,156	$9,597	$14,488
Increase (decrease) resulting from —
Goodwill impairment	—	5,250	—
Nondeductible expenses	276	397	765
State income taxes, net of federal benefit	236	786	532
Change in valuation allowance	(295)	138	—
Section 199 deduction	(247)	(624)	(531)
International rate differences	(234)	53	(6)
ETI deduction	—	(713)	—
R&D credit	(204)	(514)	(155)
Other tax credits	(2)	(241)	(126)
Changes in uncertain tax positions	(484)	299	52
Other	(64)	(54)	(132)

	$7,138	$14,374	$14,887

Income tax expense for the year ended December 31, 2009 was $7.1 million as compared to $14.4 million in the year ended December 31, 2008. The decrease was due to a decrease in income before taxes, as well as non-deductible goodwill impairment incurred in 2008 but not in 2009, benefits relating to tax positions taken in prior years for which the statute of limitations has expired, lower state taxes incurred relating to adjustments from the prior year, and benefits from lower tax rates in international jurisdictions. The Company’s effective tax rate was 30.6% in the year ended December 31, 2009 compared to 52.4% in the year ended December 31, 2008.

Income tax expense for the year ended December 31, 2008 was $14.4 million as compared to $14.9 million in the year ended December 31, 2007. The decrease was due to a decrease in income before taxes, primarily related to goodwill impairment recognized for the Company’s pressure and flow control reporting unit for the year ended December 31, 2008. See Note 4 for further discussion of the Company’s goodwill impairment. The Company’s effective tax rate was 52.4% in the year ended December 31, 2008 compared to 36.0% in the year ended December 31, 2007. The higher rate in 2008 resulted primarily from a non-deductible impairment of goodwill, partially offset by higher deductions for certain expenses related to production activities, the utilization of R&D tax credits during 2008 and extraterritorial income exclusion tax deductions available for years prior to 2007. In March and June 2008, the Company filed amended tax returns for the years 2006, 2005 and 2004, which resulted in an income tax expense reduction of $1.0 million. In addition, the 2007 effective tax rate included approximately $0.6 million of income tax expense related to certain compensation expenses that were non-deductible under Section 162(m) of the Internal Revenue Code, whereas the 2008 effective tax rate included approximately $0.1 million of income tax expense for such non-deductible compensation. Partially offsetting these decreases was additional income tax expense due to a $0.3 million increase in the Company’s liability for unrecognized tax benefits, and an increase in income tax expense of approximately $0.1 million related to a portion of the change in the Company’s valuation allowance.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of deferred taxes as of December 31 are as follows (dollars in thousands):

	2009	2008

Deferred income tax assets —
Net operating loss carryforwards	$3,776	$4,111
Other carryforwards	23	0
Accrued expenses	1,536	1,474
Inventories	2,533	1,920
Allowance for doubtful accounts	63	244
Stock-based compensation	3,125	2,232
Other	125	479

	11,181	10,460
Valuation allowance	(3,116)	(3,451)

Total deferred income tax assets	8,065	7,009
Deferred income tax liabilities —
Property and equipment	(6,146)	(4,756)
Intangible assets	(6,565)	(6,009)
Prepaid expenses	(797)	(741)
Other	—	(398)

Total deferred income tax liabilities	(13,508)	(11,904)

Net deferred income tax liability	$(5,443)	$(4,895)

The Company and its subsidiaries file a consolidated federal income tax return. At December 31, 2009, the Company had net operating loss (“NOL”) carryforwards of approximately $10.1 million for federal income tax purposes that expire beginning in 2020 and are subject to annual limitations under Section 382 of the Internal Revenue Code. At December 31, 2009, the Company had NOL carryforwards of approximately $1.5 million for state income tax purposes that expire between 2010 and 2029. At December 31, 2009, the Company had NOL carryforwards of approximately $0.6 million for foreign income tax purposes that do not expire. At December 31, 2009, the Company also has foreign capital losses of $0.2 million that do not expire. In 2009 and 2008, the Company’s NOL utilization resulted in a $330,000 reduction in both years in the deferred tax asset associated with these carryforwards. In connection with the utilization of the federal NOLs in 2009 and 2008, the Company recorded $330,000 of reductions to its valuation allowance against income tax expense in 2009 and against goodwill in 2008. Additionally, in 2008 the Company recorded a reduction of $11,000 to its net operating loss carryforwards and valuation allowance as a result of state NOLs of $11,000 that can be used in 2008. These 2008 decreases were partially offset by a $149,000 increase in the NOL carryforwards and valuation allowance related to net operating losses for certain foreign operations.

The Company operates in a number of domestic tax jurisdictions and certain foreign tax jurisdictions under various legal forms. As a result, the Company is subject to domestic and foreign tax jurisdictions and tax agreements and treaties among the various taxing authorities. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or the Company’s level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that the Company provides during any given year. The Company has provided additional taxes for the anticipated repatriation of earnings of certain foreign subsidiaries and equity investments where management has determined that the foreign subsidiaries and equity investments earnings are not indefinitely reinvested. For foreign subsidiaries and equity investments whose earnings are deemed to be indefinitely reinvested, no provision for U.S. federal and state income taxes has been provided. Upon distribution of these earnings in the form of dividends or otherwise, the Company may be subject to U.S. income taxes (subject to adjustment for foreign tax

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credits) and foreign withholding taxes. It is not practical, however, to estimate the amount of taxes that may be payable on the eventual remittance of these earnings after consideration of available foreign tax credits. The Company’s income from continuing operations before provision for income taxes is comprised of $23.0 million domestic income and $0.3 million foreign income for the year ended December 31, 2009.

At December 31, 2009, the Company had $28.3 million in goodwill, net of accumulated amortization that will be tax deductible in future periods.

The changes in unrecognized tax benefits for the years ended December 31, 2009 and 2008 is as follows (dollars in thousands):

Balance at December 31, 2007	$859
Additions based on tax positions during the year	544
Additions for tax positions of prior years	164
Reductions for tax positions of prior years	—
Lapse of statute of limitations	(347)
Settlements with taxing authorities	—

Balance at December 31, 2008	$1,220

Additions based on tax positions during the year	177
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	—
Lapse of statute of limitations	(401)
Settlements with taxing authorities	—

Balance at December 31, 2009	$996

Included in the balance of unrecognized tax benefits at December 31, 2009 and 2008, are $0.8 million and $0.9 million of tax positions that, if recognized in future periods, would impact the Company’s effective tax rate. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense in the consolidated statement of operations. This is an accounting policy election made by the Company that is a continuation of the Company’s historical policy and will continue to be consistently applied in the future. The Company has accrued $0.1 million and $0.4 million as of December 31, 2009 and 2008 for the potential payment of interest and penalties. During the year ended December 31, 2009 and 2008, the Company recognized $0.1 million and $0.1 million in potential interest and penalties associated with uncertain tax positions. Also, during the year ended December 31, 2009 and 2008, the Company recognized $0.4 million and $0.1 million in tax benefits related to the derecognition of previously accrued interest and penalties on tax positions in which the statute of limitations lapsed.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2006 and is no longer subject to state and local income tax examinations by tax authorities for years before 2006. All years for foreign jurisdictions are subject to tax examinations by tax authorities. The Company anticipates that total unrecognized tax benefits will decrease by approximately $0.4 million during the next twelve months due to the expiration of statute of limitations.

Section 162(m) of the Internal Revenue Code denies the Company a tax deduction for annual compensation in excess of $1 million paid to any of its Named Executive Officers, unless the compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by the Company’s stockholders. Based on this authority, the Company’s ability to deduct compensation expense generated in connection with the exercise of options granted under its stock incentive plan should not be limited by Section 162(m). The Company’s has designed its stock incentive plan to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) and, therefore, be

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the stock incentive plan, then the compensation expense relating to the award should be deductible by the Company if the restricted stock award becomes vested. However, compensation expense deductions relating to a restricted stock award will be subject to the Section 162(m) deduction limitation if the award becomes vested based upon any other criteria set forth in the award (such as vesting based upon continued employment with the Company or upon a change of control). A portion of the restricted stock awards granted to the Company’s former Chief Executive Officer in 2006, which were subject to vesting based on continued employment with the Company, and which have since become fully vested pursuant to a change of control provision in the former Chief Executive Officer’s then existing employment agreement, were subject to the Section 162(m) deduction limitation. In addition, the portion of total salary and bonus compensation that exceeded one million dollars for the Company’s former Chief Executive Officer did not so qualify and was subject to the limitation on deductibility under Section 162(m). As a result, the $2.5 million change of control compensation charge recorded by the Company during the year ended December 31, 2007, and the $0.3 million compensation expense related to the 2008 vesting of 10,000 shares of restricted stock awards granted to the Company’s former Chief Executive Officer in 2007, was not fully deductible.

The Company is currently under examination by the Internal Revenue Service for the tax year 2007. The Company does not expect that the results of the examination will have a material impact on its financial position, results of operations or cash flows.

10.	RELATED-PARTY TRANSACTIONS:

The Company has transactions in the ordinary course of business with certain related parties. Management believes these transactions were made at the prevailing market rates or terms.

The Company leases certain buildings under noncancelable operating leases from employees of the Company. Lease commitments under these leases are approximately $0.6 million for 2010 through 2012. Rent expense to related parties was $0.4 million, $0.4 million, and $0.1 million for the years ended December 31, 2009, 2008 and 2007.

The Company sells pressure control products to and perform services for its unconsolidated affiliates in Mexico and Dubai. The Company’s unconsolidated affiliate in Mexico is a joint venture between the Company and Servicios Y Maquinaria De Mexico, S.A. de C.V., or SYMMSA, a subsidiary of GRUPO R, a conglomerate of companies that provides services to the energy and industrial sectors in Mexico. The total amount of these sales to the Mexico joint venture was approximately $0.3 million, $0.4 million and $2.1 million for the years ended December 31, 2009, 2008 and 2007, and the total accounts receivable due from the Mexico joint venture was approximately $74,000 and $50,000 at December 31, 2009 and 2008. The Company’s unconsolidated affiliate in Dubai, which was formed in 2009, is a joint venture between the Company and Aswan International Engineering Company LLC. The total amount of these sales to the Dubai joint venture was approximately $0.6 million for the year ended December 31, 2009 and the total accounts receivable due from the Dubai joint venture was approximately $0.7 million at December 31, 2009.

11.	COMMITMENTS AND CONTINGENCIES:

Lease Commitments

The Company leases certain buildings, equipment and vehicles under noncancelable operating leases with related parties and other third parties. Total expense related to these leases included in the accompanying statements of operations for the years ended December 31, 2009, 2008 and 2007 were $2,910,000, $2,689,000 and $2,130,000.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate minimum rental commitments for noncancelable operating leases with terms exceeding one year, net of minimum sublease income, are as follows (dollars in thousands):

Year ending December 31 —
2010	$2,315
2011	1,437
2012	965
2013	692
2014	485
Thereafter	4

Total minimum lease payments	$5,898
Less: minimum sublease income	(115)

Net minimum lease payments	$5,783

Contingencies

The Company is involved in various legal actions arising in the ordinary course of business.

The Company’s environmental remediation and compliance costs have not been material during any of the periods presented. As part of the sale of a business in 2001, the Company agreed to indemnify the buyers for certain environmental cleanup and monitoring activities associated with a former manufacturing site. The Company and the buyers have engaged a licensed engineering firm to conduct a post-closure corrective action subsurface investigation on the property and Phase II and III investigations. During 2009, the Company recorded approximately $280,000 for incurred and estimated future Phase III investigation costs to determine the location, nature and extent of any contamination. The Company anticipates the environmental monitoring activities, for which the Company bears partial liability, to continue at least through the year 2024. Additionally, the Company currently believes that it is more likely than not that it will incur future remediation costs at this site and has accrued, during 2009, $100,000 for potential future remediation costs based on the preliminary results of the Phase III investigation. While no agency-approved final remediation plan has been made of the Company’s liability for remediation costs with respect to the site, management does not expect that its ultimate remediation costs will have a material impact on its financial position, results of operations or cash flows.

The Company has been identified as a potentially responsible party with respect to the Lake Calumet Cluster site near Chicago, Illinois, which has been designated for cleanup under CERCLA and Illinois state law. Management believes that the Company’s involvement at this site was minimal. While no agency-approved final allocation has been made of the Company’s liability with respect to the Lake Calumet Cluster site, management does not expect that its ultimate share of remediation costs will have a material impact on its financial position, results of operations or cash flows.

In July 2003, a lawsuit was filed against the Company in the U.S. District Court, Eastern District of Louisiana as Chevron, U.S.A. v. Aker Maritime, Inc. The lawsuit alleged that a wholly owned subsidiary of the Company, the assets and liabilities of which were sold in 2004, failed to deliver the proper bolts and/or sold defective bolts to the plaintiff’s contractor to be used in connection with a drilling and production platform in the Gulf of Mexico. The plaintiff claimed that the bolts failed and were replaced at a cost of approximately $3.0 million. The complaint named the plaintiff’s contractor and seven of its suppliers and subcontractors (including the Company’s subsidiary) as the defendants and alleged negligence on the part of all defendants. The lawsuit was called to trial during June 2007 and resulted in a jury finding of negligence against the Company and three other defendants. The jury awarded the plaintiffs damages in the amount of $2.9 million, of which the Company estimates its share to be $1.0 million. The Company has appealed this decision and has accrued approximately $1.1 million, net of tax, for its share of the

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

damages and attorney fees, court costs and interest, as a loss from discontinued operations in the consolidated statement of operations during the year ended December 31, 2007.

At December 31, 2009, the Company had no significant letters of credit outstanding.

12.	STOCKHOLDERS’ EQUITY:

On April 23, 2007, the Company closed an underwritten offering among the Company, First Reserve Fund VIII (at the time the Company’s largest stockholder) and Bear, Stearns & Co. Inc., Simmons & Company International, and Pritchard Capital Partners, LLC (the “Underwriters”), pursuant to which the Company sold 1,000,059 shares of its common stock for net proceeds of approximately $22.2 million, and First Reserve Fund VIII sold 4,879,316 shares of common stock pursuant to an effective shelf registration statement on Form S-3, as amended and supplemented by the prospectus supplement dated April 17, 2007. Of the shares sold by First Reserve Fund VIII, 313,943 had been acquired through First Reserve Fund VIII’s exercise of warrants to purchase the Company’s common stock for $12.80 per share. As a result, the Company received proceeds of approximately $4.0 million through the exercise by First Reserve Fund VIII of these warrants.

The sale of the Company’s common stock by First Reserve Fund VIII in November 2006 coupled with its sale of common stock in the offering described above constituted a “change of control” pursuant to the terms of the Company’s then existing employment agreement with the Company’s former Chairman, President and Chief Executive Officer. As a result, the Company’s former CEO was contractually entitled to a change of control payment from the Company of $1.6 million, which is two times the average of his salary and bonus over the past two years, and the immediate vesting of 66,667 unvested stock options with an exercise price of $12.31 and 75,000 unvested shares of restricted stock held by the former CEO. In the second quarter of 2007, the Company incurred a compensation charge of approximately $1.9 million, net of tax, or $0.16 per diluted share for the year ended December 31, 2007, related to the payment to the former CEO of the $1.6 million change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by him pursuant to the terms of his then existing employment agreement.

Common Stock

The Company issued 490,685 shares of common stock during the year ended December 31, 2009 primarily as a result of 367,685 stock options exercised by option holders under the Company’s 2002 Stock Incentive Plan, the granting of 128,000 shares of restricted stock to Company employees and members of the Company’s Board of Directors less the forfeiture of 5,000 shares of restricted stock granted in 2009.

Warrants

No warrants were exercised during the year ended December 31, 2009. At December 31, 2009, warrants to acquire 10,157 shares of common stock at $12.80 per share remain outstanding. Each of these warrants expire on December 17, 2011.

Additional Paid-In Capital

During the year ended December 31, 2009, additional paid-in capital increased as a result of the employee stock-based compensation cost recorded, stock options exercised by employees under the Company’s 2002 Stock Incentive Plan (as discussed above), and the excess tax benefits from the stock options exercised and vesting of restricted stock. Partially offsetting these increases to additional paid-in capital is a decrease principally related to the expiration of unexercised options.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	EMPLOYEE BENEFIT PLANS:

T-3 Energy Services, Inc. 2002 Stock Incentive Plan

The T-3 Energy Services, Inc. 2002 Stock Incentive Plan, as amended (the “Plan”) provides officers, employees and non-employee directors equity-based incentive awards, including stock options and restricted stock. The Plan, after an amendment approved by the stockholders on June 4, 2009, provides for the issuance of up to 2,623,000 shares of common stock thereunder, and will remain in effect until December 31, 2011, unless terminated earlier. Stock options granted will reduce the number of available shares under the Plan on a one share for one share basis, whereas restricted stock will reduce the number of available shares under the Plan on a 1.22 shares for one share basis. As of December 31, 2009, the Company had 388,842 equivalent shares available for issuance as stock options or 318,723 equivalent shares available for issuance as restricted stock in connection with the Plan. Outstanding stock options and unvested restricted stock awards under the Plan as of December 31, 2009 were 1,068,706 shares and 129,700 shares.

The Company recognized $6,753,000, $5,529,000 and $3,223,000 of employee stock-based compensation expense related to stock options and restricted stock during the years ended December 31, 2009, 2008 and 2007. The stock-based compensation expense for the year ended December 31, 2009 includes a charge of $651,000 related to the immediate vesting of 50,000 unvested stock options held by the Company’s former President, Chief Executive Officer and Chairman of the Board, pursuant to the terms of his separation agreement. The stock-based compensation expense for the year ended December 31, 2007, includes a charge of $922,000 related to the immediate vesting of 66,667 unvested stock options and 75,000 unvested shares of restricted stock held by the Company’s former President, Chief Executive Officer and Chairman of the Board, pursuant to the terms of his then existing employment agreement as described in Note 12. The related income tax benefit recognized during the years ended December 31, 2009, 2008 and 2007 was $2,363,000, $1,815,000 and $917,000.

Stock Option Awards

Stock options under the Company’s Plan generally expire 10 years from the grant date and vest over three to four years from the grant date. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options granted to employees on the date of grant. The Company amortizes to selling, general and administrative expense, on a straight-line basis over the vesting period, the fair value of the options. The Company has recorded an estimate for forfeitures of awards of stock options. The Company will adjust this estimate as actual forfeitures differ from the estimate. The Company estimated the fair value of each stock option on the grant date using the Black-Scholes option pricing model using the assumptions noted in the following table. The Company estimated the expected volatility based on historical and implied volatilities of the Company’s stock and historical and implied volatilities of comparable companies. The Company based the expected term on historical employee exercises of options. The Company based the risk-free interest rate upon the U.S. Treasury yield curve in effect at the time of grant. The Company does not expect to pay any dividends on its common stock. Assumptions used for stock options granted during the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007

Expected volatility	57.96%	50.00%	40.00%
Risk-free interest rate	2.33%	2.28%	4.50%
Expected term (in years)	4.5	4.7	5.0

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of option activity under the Plan as of December 31, 2009, and changes during the year then ended is presented below:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
Options	Shares	Price	Term	(In thousands)

Outstanding at January 1, 2009	1,345,708	$28.06
Granted	207,500	15.15
Exercised	(367,685)	10.50
Forfeited	(116,817)	36.46

Outstanding at December 31, 2009	1,068,706	$30.67	7.89	$4,611

Vested or expected to vest at December 31, 2009	1,021,955	$30.57	7.87	$4,463

Exercisable at December 31, 2009	461,540	$31.25	7.22	$2,042

The weighted average grant date fair value of options granted during the years ended December 31, 2009, 2008 and 2007 was $7.65, $19.13 and $12.15. The intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was $2,463,000, $6,193,000 and $6,643,000.

As of December 31, 2009, total unrecognized compensation costs related to nonvested stock options was $5.1 million. The Company expects to recognize this cost over a weighted average period of one year. The total fair value of stock options vested was $6.0 million, $2.9 million and $1.3 million during the years ended December 31, 2009, 2008 and 2007.

On June 4, 2009, the Company converted phantom stock options awarded to Steven W. Krablin, representing the value of the right to acquire 100,000 shares of the Company’s stock to 100,000 stock options granted pursuant to the Plan. The Company originally awarded these phantom stock options on March 23, 2009, in connection with Mr. Krablin’s appointment as President, Chief Executive Officer and Chairman of the Board, and they had a strike price of $14.85, which was equal to the fair market value of the Company’s common stock on March 23, 2009. The terms and conditions of the stock options are unchanged from the terms and conditions of the phantom stock options. These stock options will vest one-half on March 23, 2010 and one-half on March 23, 2011, conditioned on Mr. Krablin’s continued employment with the Company. For further discussion of Mr. Krablin’s Employment Agreement, please refer to Note 16.

Restricted Stock Awards

On June 4, 2009, the Company converted a phantom 10,000 share restricted stock grant to Mr. Krablin to a grant of 10,000 shares of restricted stock granted pursuant to the Plan. The Company originally awarded this phantom restricted stock grant on March 23, 2009, in connection with Mr. Krablin’s appointment with the Company. The Company determined the fair value of these restricted shares based on the closing price of the Company’s stock on June 4, 2009. This restricted stock grant will vest one-half on March 23, 2010, with the other half vesting March 23, 2011, conditioned on Mr. Krablin’s continued employment with the Company. For further discussion of Mr. Krablin’s Employment Agreement, please refer to Note 16.

Additionally, on June 4, 2009, the Company granted 102,000 shares of restricted stock to certain employees of the Company and 16,000 shares of restricted stock to non-executive members of the Board of Directors. The Company determined the fair value of these restricted shares based on the closing price of the Company’s stock on the grant date. The shares granted to employees will vest annually in one-third increments beginning on June 4, 2011, and the shares granted to the Board members will vest on June 4, 2010.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the status of the Company’s restricted stock awards as of December 31, 2009 and changes during the period then ended, is presented below:

		Weighted
		Average
		Grant Date
Restricted Stock	Shares	Fair Value

Non-Vested at January 1, 2009	18,680	$65.79
Granted	128,000	15.43
Vested	(11,980)	56.22
Forfeited	(5,000)	15.43

Non-Vested at December 31, 2009	129,700	$18.91

The weighted average grant date fair value of shares of restricted stock granted during the years ended December 31, 2009, 2008 and 2007 was $15.43, $65.79 and $32.00.

As of December 31, 2009, there was $1.8 million of total unrecognized compensation cost related to the Company’s restricted stock. The Company expects to recognize this cost over a weighted average period of two years.

Defined Contribution Plans

The Company sponsors a defined contribution retirement plan for most full-time and some part-time employees. The plan provides for matching contributions up to 50% of the first 6% of covered employees’ salaries or wages contributed and for discretionary contributions. Contributions to this plan totaled approximately $550,000, $597,000 and $479,000 for the years ended December 31, 2009, 2008 and 2007.

14.	SEGMENT INFORMATION:

The Company’s determination of reportable segments considers the strategic operating units under which the Company sells various types of products and services to various customers. Financial information for purchase transactions is included in the segment disclosures only for periods subsequent to the dates of acquisition.

Management evaluates the operating results of its pressure control reporting segment based upon its three product lines: pressure and flow control, wellhead and pipeline. The Company’s operating segments of pressure and flow control, wellhead and pipeline have been aggregated into one reporting segment, pressure control, as the operating segments have the following commonalities: economic characteristics, nature of the products and services, type or class of customer, and methods used to distribute their products and provide services. The pressure control segment manufactures, remanufactures and repairs high pressure, severe service products including valves, chokes, actuators, blowout preventers, manifolds and wellhead equipment; manufactures accumulators and rubber goods; and applies custom coating to customers’ products used primarily in the oil and gas industry. No single customer accounted for 10% or more of consolidated revenues during the three years ended December 31, 2009.

The accounting policies of the segment are the same as those of the Company as described in Note 1. The Company evaluates performance based on income from operations excluding certain corporate costs not allocated to the segment. Substantially all revenues are from domestic sources and Canada and all assets are held in the United States, Canada and India.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Segments

	Pressure
	Control	Corporate	Consolidated
		(In thousands)

2009
Revenues	$218,461	$—	$218,461
Depreciation and amortization	8,012	920	8,932
Income (loss) from operations	42,599	(20,102)	22,497
Total assets	227,115	52,706	279,821
Capital expenditures	5,620	610	6,230
2008
Revenues	$285,329	$—	$285,329
Depreciation and amortization	7,230	1,119	8,349
Income (loss) from operations	52,353	(23,178)	29,175
Total assets	247,058	40,054	287,112
Capital expenditures	7,664	3,636	11,300
2007
Revenues	$217,434	$—	$217,434
Depreciation and amortization	3,674	1,297	4,971
Income (loss) from operations	56,430	(15,031)	41,399
Total assets	273,578	26,984	300,562
Capital expenditures	6,100	945	7,045

Geographic Segments

	Revenues			Long-Lived Assets
	2009	2008	2007	2009	2008	2007
	(In thousands)

United States	$199,152	$270,967	$199,985	$161,198	$160,912	$176,952
Canada	19,309	14,362	17,449	7,034	6,277	10,435
India	—	—	—	1,991	288	—

	$218,461	$285,329	$217,434	$170,223	$167,477	$187,387

The Company’s Indian operations reflect no revenue for 2009 and their initial year of 2008, as all sales are intercompany and thus eliminate in consolidation.

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	QUARTERLY FINANCIAL DATA (UNAUDITED):

Summarized quarterly financial data for 2009 and 2008 is as follows (in thousands, except per share data):

	March 31	June 30	September 30	December 31

2009
Revenues	$62,786	$55,748	$47,490	$52,437
Gross profit	24,026	20,662	16,622	18,269
Income from operations	6,142	7,553	4,105	4,697
Net income	3,820	4,888	4,079	3,378
Basic earnings per common share:
Continuing operations	.30	.39	.32	.26
Discontinued operations	—	—	—	—
Net income	.30	.39	.32	.26
Diluted earnings per common share:
Continuing operations	.30	.38	.32	.26
Discontinued operations	—	—	—	—
Net income	.30	.38	.32	.26

2008
Revenues	$69,170	$67,690	$69,838	$78,631
Gross profit	27,171	27,080	26,298	30,329
Income (loss) from operations	14,529	11,573	10,396	(7,323)
Income (loss) from continuing operations	9,513	7,516	4,706	(8,690)
Loss from discontinued operations	(2)	(9)	(9)	(28)
Net income (loss)	9,511	7,507	4,697	(8,718)
Basic earnings (loss) per common share:
Continuing operations	.77	.60	.38	(.69)
Discontinued operations	—	—	—	—
Net income (loss)	.77	.60	.38	(.69)
Diluted earnings (loss) per common share:
Continuing operations	.75	.58	.37	(.69)
Discontinued operations	—	—	—
Net income (loss)	.75	.58	.37	(.69)

The results of operations for the quarter ended December 31, 2009 included physical inventory count adjustments related to the Company’s wellhead product line of $0.8 million, or $0.04 per diluted share after tax. The results of operations for the quarter ended September 30, 2009 included the benefit of an insurance claim settlement related to Hurricane Ike of $1.1 million, or $0.05 per diluted share after tax. The results of operations for the quarter ended March 31, 2009 included pre-tax charges for severance-related costs of $3.9 million, or $0.20 per diluted share after tax, and for acquisition-related costs of $0.3 million, or $0.02 per diluted share after tax. The results of operations for the quarter ended December 31, 2008 reflect the goodwill impairment charge of $23.5 million, or $1.62 per diluted share after tax. See Note 4 for a further discussion of the goodwill impairment charge. Also, during the quarter ended December 31, 2008, the Company recorded a tax benefit of $0.9 million as a result of the deductibility of $2.6 million of strategic alternative costs, of which $2.2 million was recorded in the quarter ended

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2008 and $0.4 million was recorded in the quarter ended June 30, 2008. Prior to the fourth quarter of 2008, these strategic alternative costs were deemed to be non-deductible. The results of operations for the quarter ended September 30, 2008 include strategic alternative costs of approximately $2.2 million, or $0.18 per diluted share after tax. Additionally, the results of operations for the quarter ended June 30, 2008 include strategic alternative costs of approximately $2.5 million, or $0.12 per diluted share after tax. The sum of the individual quarterly net income per common share amounts may not agree with the year-to-date net income per common share as the Company bases each quarterly computation upon the weighted average number of common shares outstanding during that period.

16.	OTHER

Resignation of Gus D. Halas

On March 23, 2009, Gus D. Halas resigned as President, Chief Executive Officer and Chairman of the Board. In connection with his resignation, the Company and Mr. Halas entered into a Separation Agreement dated March 23, 2009. The Separation Agreement, which was negotiated by the Compensation Committee and approved by the Board, entitled Mr. Halas to certain payments. In April 2009, Mr. Halas received a severance payment of $2,783,438, a payment of $148,500 for the fair value of the restricted shares granted to him under a share-based award agreement in December 2008, a payment of $112,329 representing the accrued portion of Mr. Halas’ annual bonus for the current fiscal year that is projected to be payable (based on the current operating results of the Company), and a lump-sum payment of $75,000 representing all amounts otherwise due and payable under Mr. Halas’ employment agreement. Additionally, 50,000 unvested stock options previously granted to Mr. Halas were immediately vested in connection with the Separation Agreement. In consideration for the foregoing separation payments, Mr. Halas agreed to release the Company and certain of its related parties from any claims, costs, expenses and similar liabilities Mr. Halas may have had against the Company or its related parties related to his employment or subsequent resignation, except for claims Mr. Halas may have against the Company in enforcing its obligations under the Separation Agreement.

Appointment of Steven W. Krablin

On March 23, 2009, the Company entered into an Employment Agreement (the “Agreement”) with Steven W. Krablin to replace Mr. Halas as President, Chief Executive Officer and Chairman of the Board, effective March 23, 2009. The Agreement has a two year term with an annual base salary of $500,000 and an annual bonus to be awarded based on achievement of performance goals to be established annually by the Board. Mr. Krablin was also granted phantom stock options representing the value of the right to acquire 100,000 shares of the Company’s common stock at a strike price equal to the fair market value of the Company’s common stock on the date of grant, and phantom restricted stock grants of 10,000 shares, with each share of phantom restricted stock representing the same value as a share of restricted stock granted pursuant to the Plan. On June 4, 2009, the Company converted these phantom stock options and phantom restricted stock grants to stock options and restricted stock grants under the Plan.

In the event that Mr. Krablin is terminated for reasons other than for cause, death, disability or change in control, the Company shall pay him an amount equal to the sum of his then current annual base pay and bonus, and all stock options and restricted stock grants shall fully vest. In the event of a change in control, all unvested stock options and unvested restricted stock grants that Mr. Krablin was awarded shall fully vest. If Mr. Krablin is terminated within twelve months of a change of control, he shall be entitled to an amount equal to two times the sum of his then current base salary and bonus as defined.

Change in Accounting Principle

During the quarter ended March 31, 2009, the Company changed the date of its annual goodwill impairment assessment from December 31 to October 1. This change was effected to allow more time and better support the

T-3 ENERGY SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

completion of the assessment prior to the Company’s filing requirements for its Annual Report on Form 10-K as an accelerated filer. The Company believes that the resulting change in accounting principle related to the annual testing date will not delay, accelerate or avoid an impairment charge. The Company determined that the change in accounting principle related to the annual testing date is preferable under the circumstances and does not result in adjustments to the financial statements when applied retrospectively.

Strategic Alternatives Costs

During 2008, the Company incurred approximately $4.7 million of costs related to the pursuit of strategic alternatives for the Company. The Company classified these costs as selling, general and administrative expenses within the Company’s condensed consolidated statements of operations for the year ended December 31, 2008. The Company did not incur any similar costs during the year ended December 31, 2009.

Subsequent Events

The Company’s management has evaluated subsequent events for events or transactions that have occurred after December 31, 2009 through the date of the filing of this Form 10-K.

No events or transactions have occurred during this period that the Company feels should be recognized or disclosed in the December 31, 2009 financial statements.